EXECUTION VERSION

GE TF TRUST

AND

GENERAL ELECTRIC CAPITAL CORPORATION

AMENDED AND RESTATED SERVICING AGREEMENT

Dated as of April 30, 2012

AMENDED AND RESTATED SERVICING AGREEMENT

AMENDED AND RESTATED SERVICING AGREEMENT, dated as of April 30, 2012 (as it may be further amended, supplemented or modified by one or more SUBI Servicing Agreement Supplements or otherwise, the “Agreement”), between GE TF TRUST, a Delaware statutory trust (the “Trust”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (hereinafter, together with its successors and assigns, the “Servicer”).

RECITALS

This Agreement is being entered into to amend and restate that certain Servicing Agreement, dated as of June 4, 2009, between the Trust and the Servicer.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions.

For all purposes of this Agreement and any supplements hereto, except as otherwise expressly provided or unless the context otherwise requires, (a) the capitalized terms defined in this Article have the meanings assigned to them in this Article and include (i) all genders and (ii) the plural as well as the singular, (b) all references to words such as “herein,” “hereof” and the like shall refer to this Agreement as whole and not to any particular article or section within this Agreement, (c) the term “include” and all variations thereon shall mean “include without limitation,” (d) the term “or” shall include “and/or”, and (e) any reference herein to a “Trustee, acting on behalf of the Trust,” or words of similar import, shall be deemed to mean the applicable Trustee, acting on behalf of the Trust and all applicable beneficiaries of the Trust.

“Administrative Trustee” means Wilmington Trust Company, a Delaware trust company, as Administrative Trustee.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person.

“Average Net Investment” means the sum of the Book Value at 11:59 PM on the day preceding the first day of a fiscal quarter of Servicer plus the Book Value of all User Leases at 11:59 PM on the last day of such fiscal quarter, divided by two.

“Book Value” means the book value of all User Leases as reflected on the books and records of the Trust as maintained by the Servicer.

“Certificate of Title” means each certificate of title or other evidence of ownership of a Leased Vehicle issued by the Registrar of Titles in the respective jurisdiction in which each such Leased Vehicle is registered.

“Collections” means all monthly rental or lease payments on any User Lease, Liquidation Proceeds, any prepayment premium or penalties with respect to any User Lease; any deficit interest, interim interest or interim financing with respect to any User Lease; any discounts, rebates or other compensation related to the purchase of Leased Vehicles; and late fees, extension fees, early termination fees, all excess wear and tear and excess mileage charges, and any other payments, receipts or Recoveries (including any payments under terminal rental adjustment clauses (TRAC) and insurance proceeds) by or on behalf of any End User or otherwise with respect to any User Lease or Leased Vehicle other than Miscellaneous Receipts or Miscellaneous Fees.

“Company” means General Electric Capital Corporation, a Delaware corporation, in its individual capacity and not in its capacity as Servicer.

“Credit and Collection Policies” means the policies, practices and procedures adopted by the Trust for entering into User Leases, including the policies and procedures for determining the creditworthiness of End Users and the extension of credit to End Users, or relating to collections on such types of User Leases.

“Delaware Trustee” means Wilmington Trust Company, a Delaware statutory trust, as Delaware Trustee under the Trust Agreement.

“End User” means each Person who is the lessee under a User Lease.

“Filings” has the meaning set forth in Section 2.2(c).

“Financing” means (i) a financing transaction of any sort undertaken by the Initial Beneficiary or a Special Purpose Entity or any leasing transaction entered into by the Initial Beneficiary, an Affiliate thereof or a Special Purpose Entity as lessor or lessee, which is, in any case, secured by or payable from, directly or indirectly, Trust Assets, by all or part of the Undivided Trust Interest or by any SUBI or any interest therein including, without limitation, any financing undertaken in connection with the issuance and assignment of a SUBI and related SUBI Certificate, (ii) any sale, transfer or pledge by the Initial Beneficiary, an Affiliate thereof or a Special Purpose Entity of any interest in one or more SUBIs, or (iii) any other asset securitization, sale-leaseback, secured loan or similar transaction involving Trust Assets or any beneficial interest therein or in the Trust.

“Initial Beneficiary” means GE Capital Title Holding Corp., a Delaware corporation, in its capacity as initial beneficiary of the Trust.

“Leased Vehicles” means each Trust Asset that is a Vehicle.

“Liquidation Proceeds” means, with respect to any Leased Vehicle, the proceeds (but excluding sales fees associated with the sale of a Leased Vehicle) received in connection with the sale or other disposition of such Leased Vehicle, net of any and all out-of-pocket costs and expenses incurred in connection with such sale or other disposition, including without limitation, all repossession, auction, painting, repair, legal and any and all other similar liquidation, collection and refurbishment costs and expenses.

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“Manufacturer’s Agreement” means a manufacturer’s agreement as amended, modified or supplemented from time to time, entered into between the Company or the Trust and a vehicle manufacturer or a vehicle upfitter providing for the purchase from time to time by the Company or the Trust, directly or through any dealer, of Vehicles or of additions, modifications, improvements or accessories to a Vehicle ordered by the End User as part of the original Vehicle order and added to Leased Vehicle prior to delivery thereof to the End User (together with such assignments or supplemental agreements, if any, as shall be necessary to permit the Trust to enforce any rights against the manufacturer).

“Miscellaneous Fees” means amounts or fees assessed under a User Lease in connection with services and obligations of the Lessor under the User Lease related to a Leased Vehicle, but which services and obligations are performed by the Servicer under this Servicing Agreement or in accordance with the User Lease, including without limitation, sales fees associated with the sale of a Leased Vehicle, fees for making payments on behalf of the End User under a User Lease and any and all fees assessed to the End User for special services to the End User under a User Lease but which services are performed by the Servicer hereunder.

“Miscellaneous Receipts” means (i) payments allocable to initial or duplicate titling and registration, sales, use, property or other taxes including sales tax discounts or trade-in credits (which, except to the extent included in the capitalized cost of the Leased Vehicle and included in monthly rental payments, shall be collected by the Servicer and remitted to the applicable governmental authority or used to reimburse the Servicer for payment of such amounts in accordance with the Credit and Collection Policies), (ii) payments allocable to premiums for force-placed insurance policies (if any) purchased by the Servicer on behalf of any End User (which shall be collected by the Servicer and remitted to the applicable insurance company (or if such premiums were paid by the Servicer, to the Servicer) in accordance with the Credit and Collection Policies), (iii) payments allocable to fines for parking or moving violations or tolls incurred by any End User but assessed to the Trust as the owner of the related Leased Vehicle (which shall be collected by the Servicer and remitted to the applicable governmental authority (or if such amounts were paid by the Servicer, to the Servicer) in accordance with Credit and Collection Policies), (iv) rebates of insurance premiums with respect to the cancellation of any insurance policy or service contracts and (v) any payments under services agreements between the End User and the Company.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, bank, limited liability company, trust company, estate (including any beneficiaries thereof), unincorporated organizations or government or any agency or political subdivision thereof.

“Purchase Price” means, for any Leased Vehicle and related User Lease, the amount paid by the Trust for such Leased Vehicle.

“Recoveries” means, with respect to any User Lease or Leased Vehicle, the proceeds (other than Liquidation Proceeds) received after any default under the related User Lease, including any payments under guarantees or letter of credit payments, net of any and all out-of-pocket costs and expenses incurred in connection with such defaulted User Lease, including,

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without limitation, all repossession, auction, painting, repair, legal, bankruptcy and any and all other similar liquidation, collection and refurbishment costs and expenses.

“Registrar of Titles” means any applicable department, agency or official in each state responsible for accepting applications for, and maintaining records regarding, Certificates of Title and liens thereon.

“Selling Dealer” means the vehicle dealer from whom a Leased Vehicle is purchased by the Trust.

“Selling Dealer Agreement” means an agreement, whether a master agreement or a single Vehicle purchase agreement, entered into between the Company or the Trust and a Selling Dealer related to the sale of one or more Vehicles to the Company or the Trust, together with such assignments or supplemental agreements, if any, as shall be necessary to enforce any rights against the Selling Dealer.

“Servicer” has the meaning set forth in the preamble.

“Servicing Fee” has the meaning specified in Section 2.6.

“Special Purpose Entity” means a special purpose corporation, partnership, limited partnership, trust, statutory trust, limited liability company or other entity created for one or more Financings.

“Statutory Trust Statute” means Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §3801 et seq., as amended from time to time, or any successor law.

“SUBI” means a special unit of beneficial interest in the Trust.

“SUBI Asset” means a Trust Asset allocated to a particular SUBI.

“SUBI Certificate” means one or more certificates representing each SUBI.

“SUBI Portfolio” means one or more separate portfolios of SUBI Assets or interests in SUBI Assets identified and allocated or caused to be identified and allocated by the Initial Beneficiary on the books and records of the Trust to be accounted for independently within the Trust.

“SUBI Servicing Agreement Supplement” means any supplement or amendment to this Agreement entered into from time to time to accommodate the creation and issuance of a particular SUBI and to specify any special responsibilities or obligations that the Servicer may be required to undertake in connection therewith.

“SUBI Supplement” means any supplement or amendment to the Trust Agreement executed from time to time in connection with the creation and issuance of a particular SUBI.

“SUBI Trustee” means, as to each SUBI, the separate trustee appointed by the Initial Beneficiary for each SUBI.

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“Trust” has the meaning set forth in the preamble.

“Trust Agreement” means the Amended and Restated Trust Agreement dated as of April 30, 2012 between GE Capital Title Holding Corp., a Delaware corporation, as Settlor and Initial Beneficiary and Wilmington Trust Company, a Delaware trust company with trust powers, as UTI Trustee, Administrative Trustee and Delaware Trustee, as it may be modified, supplemented or amended from time to time.

“Trust Asset” means any asset of any type owned by the Trust.

“Trustees” means the Delaware Trustee, the UTI Trustee, the Administrative Trustee and any SUBI Trustee.

“UTI” means the undivided trust interest in the Trust created pursuant to the Trust Agreement.

“UTI Certificate” means the certificate representing the UTI.

“UTI Holder” means initially, the Initial Beneficiary and any other registered holder of the UTI Certificate.

“UTI Portfolio” means, as to the UTI, that collection of Leases, Leased Vehicles and other associated Trust Assets allocated to the UTI from time to time.

“UTI Trustee” means Wilmington Trust Company, a Delaware statutory trust, as UTI Trustee.

“Vehicle” means any automobile, sport utility vehicle, limousine, van, truck (including any light-duty truck, medium-duty truck or heavy-duty truck), bus, tractor, trailer, chassis, utility vehicle or other vehicle or equipment, together with all of the Trust’s rights in all severable and non-severable appliances, instruments, accessories, furnishings, equipment, additions, parts and improvements from time to time constituting a part thereof and all accessions thereto.

ARTICLE II

APPOINTMENT OF THE SERVICER; CERTAIN DUTIES
AND RESPONSIBILITIES OF THE SERVICER

Section 2.1           Appointment of the Servicer.

The Trust hereby appoints the Servicer as its agent to service the User Leases and other Trust Assets and enforce its rights and interests in and under the User Leases and other Trust Assets and to serve in such capacity until the termination of its responsibilities. In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. The Servicer may delegate any duties (including, without limitation, any of its duties under Section 2.2(c)) to any Person, or subcontract with any Person, for the collection, servicing or administration of any or all of the Trust Assets; provided, that (a) the Servicer shall remain liable for the performance of the duties and obligations of any delegate or

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subcontractor pursuant to the terms hereof and (b) any agreement that may be entered into and any other transactions or services relating to any or all of the User Leases or other Trust Assets involving a subcontractor shall be deemed to be between the subcontractor and the Servicer alone, and the Trust shall not be deemed party thereto and shall have no obligations, duties or liabilities, for fees, expenses or otherwise, with respect to the subcontractor.

Section 2.2           Duties and Responsibilities of the Servicer.

(a)          As agent for and subject to the supervision, direction and control of the Trust, the Servicer shall service, administer and collect under the User Leases and other Trust Assets, and shall take, or cause to be taken, all actions that (i) it may deem to be necessary or advisable to service, administer and collect under the User Leases and other Trust Assets, from time to time, (ii) the Servicer would take if the User Leases and other Trust Assets were owned by the Servicer and (iii) are consistent with the Credit and Collection Policies. The duties of the Servicer shall include, among other things, acquiring vehicles (including from dealers, manufacturers or other third parties) and originating leases on behalf of the Trust, collecting and posting payments, responding to inquiries of End Users on the User Leases, investigating delinquencies, sending payment statements and reporting required tax information (if any) to End Users, disposing of returned vehicles, paying costs of disposition of Leased Vehicles, administering the User Leases, including, but not limited to, executing powers of attorney to be delivered to End Users for the limited purpose of obtaining license plates or vehicle registrations and fulfilling other state law requirements for registration of the Leased Vehicles, obtaining a Certificate of Title to a Leased Vehicle in any jurisdiction to the extent required by law, making other modifications to the User Leases (in accordance with Credit and Collection Policies), approving repairs to Leased Vehicles if required by the User Lease, forwarding recall or other notices received from the respective vehicle manufacturer to the End User, endorsing insurance settlement checks for repair work, accounting for Collections, Miscellaneous Receipts and Miscellaneous Fees and preparing and filing all required tax returns (if any) of the Trust.

(b)          In order to facilitate the servicing of the User Leases by the Servicer, the Trust hereby appoints the Servicer as its agent and bailee to retain possession of the User Leases, Certificates of Title and any other related items that from time to time come into possession of the Servicer, and the Servicer hereby accepts such appointment.

(c)          The Servicer shall identify from time to time all (i) periodic sales and use tax or property (real or personal) tax reports, (ii) periodic renewals of licenses and permits, (iii) periodic renewals of qualification to act as a trust and a statutory trust and (iv) other governmental filings, registrations or approvals (collectively, “Filings”) arising with respect to, or required of, the Trust, including such licenses, permits, and other Filings as are required for the Trust to originate and accept assignments of User Leases and to be identified as the owner of Leased Vehicles on their Certificates of Title. The Servicer shall also identify any surety bonds or other ancillary undertakings required of the Trust in respect of any Filing. The Servicer shall timely prepare and file, or cause to be filed, with the cooperation of the Trustees, on behalf of the Trust with the appropriate Person each Filing and each such ancillary undertaking. The Trust grants to the Servicer the authority to, and will, from time to time, execute and deliver to the Servicer any necessary power of attorney as the Servicer may require in order to effect each such Filing and ancillary undertaking. Should the Servicer at any time receive notice, or have actual

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knowledge, of any non-compliance with any Filing requirement, it shall promptly take all required action to rectify such noncompliance.

Section 2.3           Authorization of the Servicer.

(a)          The Servicer is hereby authorized to take any and all reasonable steps necessary or desirable and consistent with the ownership of the User Leases and other Trust Assets by the Trust, in the determination of the Servicer, to (a) collect all amounts due under the User Leases and other Trust Assets, including endorsing its name on checks and other instruments representing collections on the User Leases and other Trust Assets, executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to the User Leases and other Trust Assets, and consistent with its normal procedures, arranging with the End Users to extend or modify payments in its discretion, and (b) after the User Leases and other Trust Assets become delinquent or upon a default or any imminent default and to the extent permitted under and in compliance with applicable law and regulations, (i) commence proceedings with respect to the enforcement of payment of the User Leases and (ii) adjust, settle or compromise any payments due thereunder, in each case, subject to the Credit and Collection Policies.

(b)          The Servicer shall, in accordance with the standards set forth in the immediately preceding paragraph:

(i)          follow such practices and procedures as it shall deem necessary or advisable in accordance with the Credit and Collection Policies in its servicing of User Leases, which may include reasonable efforts to realize upon any recourse to dealers and manufacturers, consigning a Leased Vehicle to a motor vehicle dealer or auction for resale or administering the sale of a Leased Vehicle at public or private sale; and

(ii)         sell or otherwise dispose of each Leased Vehicle, whether off-lease or repossessed, and, if the User Lease is in default, shall commence and prosecute any legal proceedings in respect of such User Lease (and the related Leased Vehicle) in its own name or in the name of the Trust.

(c)          If the Servicer shall commence a legal proceeding to enforce a User Lease, the Trust shall thereupon be deemed to have automatically assigned, solely for the purpose of collection, its interest in such User Lease and the related Leased Vehicle to the Servicer to the extent necessary for the purposes of participating in such proceeding. If in any enforcement suit or legal proceeding it shall be held that the Servicer may not enforce a User Lease on the grounds that it shall not be the real party in interest or a holder entitled to enforce such User Lease, the Trust shall, at the expense and direction of the Servicer, take steps to enforce the User Lease, including bringing suit in the Trust’s name. The Trust shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.

(d)          (i)          The Servicer shall execute on behalf of the Trust approved User Leases. The Servicer shall take such action as is necessary for each Certificate of Title for each Leased Vehicle to show the owner of such Leased Vehicle as “GE TF Trust” or the name of a Trustee

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(other than the Delaware Trustee) using the quoted phrase or such other similar phrase as will satisfy the Registrar of Titles in each relevant jurisdiction, or such other designation(s) as the Servicer shall determine. The obligations of the Servicer pursuant to this Section 2.3(d)(i) shall survive any partial or complete termination of the Servicer pursuant hereto for any User Lease entered into prior to the termination of this Agreement.

(ii)         Upon the satisfaction by the dealer, manufacturer or other third party of any requirements set forth in the applicable Selling Dealer Agreement, Manufacturer’s Agreement or other agreement entitling the Selling Dealer, manufacturer or other third party to payment with respect to the Leased Vehicle (including without limitation the execution and delivery thereby of all instruments of assignment of the User Lease, if applicable, and Leased Vehicle to the Trust), the Servicer shall, on behalf of the Trust, remit to such Selling Dealer, manufacturer or other third party the Purchase Price or the Servicer shall, on behalf of the Trust, cause the Lender to pay the Purchase Price to such Selling Dealer, manufacturer or other third party, provided that the Servicer shall not do so if the holder of the SUBI has remitted such Purchase Price if so provided in the applicable SUBI Supplement.

Section 2.4           Application of Proceeds; Identification of SUBI Portfolios.

(a)          As to any funds received by the Servicer with respect to any Trust Asset, including Collections, Miscellaneous Receipts and Miscellaneous Fees:

(i)          With respect to any such funds relating to a SUBI Asset, the Servicer shall deposit such funds as set forth in the appropriate SUBI Servicing Agreement Supplement; and

(ii)         With respect to any such funds relating to any Trust Asset other than a SUBI Asset, the Servicer shall pay such funds as directed by the UTI Holder, including to the UTI Holder, the Servicer.

(b)          The Servicer shall, on behalf of the UTI Trustee and at the direction of the Initial Beneficiary, from time to time, identify and allocate on the books and records of the Trust certain User Leases and/or Leased Vehicles into one or more SUBI Portfolios, either upon the initial creation of such SUBI or periodically following its creation.

(c)          The Servicer shall account to the applicable Trustee for the UTI Portfolio and each SUBI Portfolio of Trust Assets separately and in accordance with any supplement or amendment to this Agreement entered into with respect to such UTI Portfolio or SUBI Portfolio, as the case may be.

(d)          It is understood that the Servicer may receive payments from the obligor under invoices billed by the Servicer with respect to obligations owed to the Trust as well as obligations owed to the Servicer and its Affiliates.  If the payments during any calendar month received by the Servicer from or on behalf of a particular obligor are less than all amounts required to be paid under such invoices by such obligor during such calendar month and the obligor has not instructed the Servicer regarding the application of such amounts to particular amounts owed to the Trust or other obligations owed to the Servicer and its Affiliates, then the moneys received by, from or on behalf of the obligor during such calendar month will be

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allocated by the Servicer in its reasonable discretion on a pro rata basis among all such amounts required to be paid by the obligor during such calendar month.

Section 2.5           Records.

The Servicer shall maintain or cause to be maintained such computer and/or manual records with respect to Trust Assets and all Collections, Miscellaneous Receipts and Miscellaneous Fees relating thereto in accordance with the Credit and Collection Policies.

Section 2.6           Servicing Compensation; Fees, Costs and Expenses.

As compensation for the performance of its obligations under this Agreement and subject to the terms of this Section 2.7 and the terms of any applicable SUBI Servicing Agreement Supplement, the Servicer shall be entitled to receive from the Trust, a fee (the “Servicing Fee”) equal to:

(a)          With respect to each SUBI Portfolio, the amount set forth in the related SUBI Servicing Agreement Supplement.

(b)          With respect to the UTI Portfolio, 35 basis points per annum on the Average Net Investment comprising the UTI Portfolio, calculated quarterly based on a fiscal quarter, and payable the month following the end of the fiscal quarter, or such other amount as shall be agreed from time to time between the holder of the UTI on behalf of the Trust and the Servicer.

(c)          With respect to the UTI Portfolio, the Servicer shall be entitled to receive and retain all Miscellaneous Fees.

Section 2.7           Indemnification.

The Servicer agrees to indemnify, defend and hold harmless the Trust, the Trustees and their respective agents (including without limitation any Trust Agent) for (i) any and all liabilities, losses, damages and expenses that may be incurred as a result of any negligent act or omission by the Servicer in connection with any Trust Asset or this Agreement, and (ii) any claims by third parties against the Trust. The obligations set forth in this Section 2.7 shall survive the termination of this Agreement and the Trust Agreement or the resignation or removal of the Servicer or any Trustee; provided, however, that the provisions of this Section 2.7 shall not require any successor Servicer appointed hereunder to indemnify any Person except with respect to the negligence or misconduct of such successor Servicer in performing its duties hereunder or the breach by such successor Servicer of this Agreement.

Section 2.8           Servicer Not to Resign; Assignment; Delegation

(a)          Except as provided in Section 4.1(b), the Servicer shall not resign from the duties and obligations hereby imposed on it as Servicer except upon determination by its board of directors that by reason of change in applicable legal requirements the continued performance by the Servicer of its duties as Servicer under this Agreement would cause it to be in violation of such legal requirements in a manner that would result in a material adverse effect on the Servicer or its financial condition, said determination to be evidenced by resolutions of the board of

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directors to such effect. No such resignation shall become effective unless and until a new servicer is willing to service the User Leases and enters into a servicing agreement with the Trust, such agreement to have substantially the same provisions as this Agreement. The Trust shall not unreasonably fail to consent to such a servicing agreement.

(b)          The Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder; provided, however, that the Servicer may assign this Agreement in connection with a consolidation, merger, conveyance or transfer of substantially all of its assets without the consent of any Person.

ARTICLE III

SERVICER TERMINATION WITH RESPECT TO UTI

Section 3.1           Termination of Servicer By UTI Holder With Respect to UTI.

The UTI Holder on behalf of the Trust may, upon written notice to the Servicer, terminate all or a portion of the rights and powers of the Servicer with respect to the UTI under this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1           Termination of Agreement.

This Agreement shall, except as otherwise provided herein, terminate upon the earliest of (a) the termination of the Trust; (b) the discharge of the Servicer in accordance with the terms hereof or (c) the mutual written determination of the parties hereto and any third-party beneficiaries identified in Section 4.11 hereof. Upon termination of this Agreement, the Servicer shall pay over to the Trust, or any other Person entitled thereto, all monies held by the Servicer on behalf of the Trust pursuant to this Agreement.

Section 4.2           Amendment.

(a)          This Agreement may be amended from time to time in a writing signed by the Trustees, on behalf of the Trust, and the Servicer. Any amendment affecting particular Trust Assets allocated to a SUBI Portfolio need not be signed by any Trustee which does not administer such particular Trust Assets. The consent of the holders or pledgees of any SUBI Certificate shall not be required to amend this Agreement except to the extent the interests of such holder or pledgee would be adversely affected.

(b)          In particular, but without limiting the foregoing, this Agreement may be amended by means of one or more SUBI Servicing Agreement Supplements in connection with any Financings. Such supplemental agreements may provide, among other things, for further specific servicing obligations relating to SUBI Assets for the particular benefit of holders of related SUBIs. Such supplemental agreements may permit the termination of this Agreement insofar as it applies to such SUBI Assets upon the terms and conditions set forth therein;

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however, no such supplemental agreement shall permit the termination of this Agreement insofar as it applies to other Trust Assets except as provided herein.

(c)          Any amendment or modification effected contrary to the provisions of this Section 4.2 shall be void.

Section 4.3           Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICT OF LAWS, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 4.4           Notices.

All demands, notices and communications hereunder shall be in writing and shall be delivered or mailed by registered or certified first-class United States mail, postage prepaid, hand delivery, any prepaid courier service, or by telecopier, and addressed in each case as follows: (a) if to the Servicer, General Counsel, GE Capital – Americas, 207 Merritt 7, P.O. Box 5201, Norwalk, Connecticut 06851; and with copies to: Mayer Brown LLP, 1675 Broadway, New York, New York 10019, Attention: Paul A. Jorissen; Facsimile: (212) 849-5555 (Confirmation Number: (212) 506-2555)); and (b) if to the UTI Trustee or the Delaware Trustee, Wilmington Trust Company, 1100 N. Market St., Wilmington, Delaware 19890, Attention: Corporate Trust Administration; Facsimile: (302) 636-4141. Each of the Servicer or any Trustee may change its address for notices hereunder by giving notice of such change to the other parties hereto and to the parties to the Trust Agreement. All notices and demands shall be deemed to have been given upon delivery or tender of delivery thereof to any officer of the Person entitled to receive such notices and demands at the address of such Person for notices hereunder. For the avoidance of doubt, notices and other communications given via e-mail shall be deemed given only when and if the sender of such notice or other communication receives a written response (including by e-mail) from the recipient, or an automatically generated e-mail notification, in either case indicating that such e-mail has been read (i.e., not merely indicating that such e-mail has been received) by the recipient.

Section 4.5           Severability.

If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement, and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining covenants, agreements and provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

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Section 4.6           Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto, and all such provisions shall inure to the benefit of the Trust.

Section 4.7           Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 4.8           Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

Section 4.9           Rights Cumulative.

All rights and remedies from time to time conferred upon or reserved to the Trust, the Trustees (or any of them), on behalf of the Trust, or the Servicer or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

Section 4.10         Further Assurances.

Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purposes of this Agreement and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder.

Section 4.11         Third-Party Beneficiaries.

This Agreement will inure to the benefit of and be binding upon the parties hereto and each of the beneficiaries of the Trust, who shall be considered to be third-party beneficiaries hereof. Except as otherwise provided in this Agreement, no other Person will have any right or obligation hereunder.

Section 4.12         No Waiver.

No waiver by any party hereto of any one or more defaults by any other party or parties in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy

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preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

Section 4.13         Non-Petition Covenant.

The Servicer covenants and agrees that with respect to any Financing prior to the date which is one year and one day after the date upon which all obligations under each Financing has been paid in full, the Servicer will not institute against, or join any other person in instituting against the Trust, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law. This Section shall survive the termination of this Agreement or the resignation or removal of the Servicer under this Agreement; provided, that the foregoing shall not limit any other right or remedy that the Servicer may have as a creditor of the Trust.

Section 4.14         Series Liabilities.

It is expressly understood and agreed by the Servicer, and all persons claiming through the Servicer, that the Trust is a series trust pursuant to Sections 3804 and 3806(b)(2) of the Statutory Trust Statute. As such, separate and distinct records shall be maintained for the UTI Portfolio and each SUBI Portfolio and the Trust Assets associated with the UTI Portfolio and each SUBI Portfolio shall be held and accounted for separately from the other assets of the Trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the UTI and each SUBI shall be enforceable against the UTI Portfolio or the related SUBI Portfolio only, and not against the Trust Assets generally or the assets of any other SUBI Portfolio.

Section 4.15         Limitation of Liability.

It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely as Administrative Trustee and UTI Trustee of the Trust under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of either the Administrative Trustee, the UTI Trustee or the Trust is made and intended not as personal representations, undertakings and agreements by Wilmington Trust Company but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability of Wilmington Trust Company, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Administrative Trustee, UTI Trustee or the Trust under this Agreement.

[SIGNATURES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers duly authorized as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION,
as Servicer

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	Attorney-In-Fact

GE TF TRUST

By:	Wilmington Trust Company, not in its individual capacity but solely as Administrative Trustee

By:	/s/ Christopher M. Cavalli
Name:	Christopher M. Cavalli
Title:	Financial Services Officer

Amended and Restated Servicing Agreement

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